EXHIBIT 10.1

INTEGRATION EXECUTION BONUS

Date

Dear NAME:

As you know, on March 21, 2005 Mykrolis Corporation and Entegris, Inc. announced that there will be a merger of equals transaction among Mykrolis, Entegris and Eagle DE, Inc., a new Delaware wholly owned subsidiary of Entegris with Eagle DE, Inc., to be called Entegris, Inc., as the surviving corporation. This merger was completed on August 6, 2005. You have been identified as an employee who can play an important role to support the integration process of these companies. We expect that the majority of integration transition process will be completed in the next 8 months. Follow up activities may extend beyond this timeframe.

In order to induce you to prioritize your support for the integration process, we are offering you an integration execution bonus of $XX.XX. Your eligibility for this integration execution bonus will be conditioned upon the satisfactory completion of ALL of the integration execution bonus objectives identified at the end of this letter, as such list may be supplemented by your Integration Team Leader (“Objectives”). Payments will generally be made within 3 months following completion of your Objectives.

Should you voluntarily terminate your employment prior to satisfactory completion of all of your Objectives or if your employment is terminated for poor performance or misconduct, you will not be eligible to receive the integration execution bonus. In the event that you undertake periods of inactive employment (i.e., short- or long-term disability, or other leave of absence) during the integration period, the integration execution bonus may be pro-rated at the discretion of the Chief Integration Officer.

If management determines that your position will be eliminated at any time during the integration process and the resulting termination of service date occurs prior to the specified completion date of your Objectives, you will nevertheless be eligible for a prorated (based on the percentage of time elapsed between Aug. 6, 2005 and March 31, 2006) portion of the integration execution bonus in addition to any severance compensation or other benefits to which you may be entitled in accordance with company standard practices. Payment of the Integration execution bonus under these circumstances will generally be made within 30 days following termination.

Nothing in this letter shall be deemed to change your status as an employee-at-will or to give you any right to continue in the employ of Entegris.

We look forward to working with you on this important integration project and thank you in advance for your support.

Sincerely,

Gideon Argov

Chief Executive Officer

Name:

Integration Execution Bonus Objectives and expected completion dates:

Objective	Completion Date
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5.